Exhibit 21
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Gas Gathering Enterprises, Inc.
5308 West Plano Parkway
Plano, Texas  75093


Wind Dancer Aviation Services, Inc.
P.O. Box 4186
Pagosa Springs, CO  81147


BMZ Generator Tecnology, Inc.
412 N. Federal Highway
Pompano Beach, FL  33062










































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